ACQUISITIONS OF OPPENHEIMER TRINITY LARGE CAP GROWTH FUND, OPPENHEIMER SELECT MANAGERS MERCURY ADVISORS FOCUS GROWTH FUND AND OPPENHEIMER SELECT MANAGERS JENNISON GROWTH FUND

OPPENHEIMER TRINITY LARGE CAP GROWTH FUND

On September 18, 2003, the Fund acquired all of the net assets of Oppenheimer Trinity Large Cap Growth Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Trinity Large Cap Growth Fund shareholders on September 12, 2003. The Fund issued (at an exchange ratio of 0.278140 for Class A, 0.286919 for Class B, 0.282206 for Class C, 0.275754 for
Class N and 0.284252 for Class Y of the Fund to one share of Oppenheimer Growth
Fund), 765,450; 581,877; 238,637; 23,681 and 7,906 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $20,154,303, $14,314,163, $5,968,305, $623,763 and $208,876 in exchange for the net assets, resulting in combined Class A net assets of $1,220,006,160, Class B net assets of $287,085,907, Class C net assets of $85,655,039, Class N net assets of $8,789,832 and Class Y net assets of $68,519,811 on September 18, 2003. The net assets acquired included net unrealized appreciation of $886,399 and unused capital loss carryforward of $16,060,774 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.

OPPENHEIMER SELECT MANAGERS JENNISON GROWTH FUND

On October 16, 2003, the Fund acquired all of the net assets of Oppenheimer Select Managers Jennison Growth Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Select Managers Jennison Growth Fund shareholders on October 10, 2003. The Fund issued (at an exchange ratio of 0.278982 for Class A, 0.292653 for Class B, 0.287686 for Class C, 0.276624 for
Class N and 0.279527 for Class Y of the Fund to one share of Oppenheimer Growth
Fund), 276,588; 92,068; 130,475; 89,456 and 28 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $7,288,099, $2,264,865, $3,263,187, $2,357,167 and $739 in exchange for the net assets, resulting in combined Class A net assets of $1,209,081,297, Class B net assets of $279,669,909, Class C net assets of $86,527,169, Class N net assets of $11,395,753 and Class Y net assets of $68,059,567 on October 16, 2003. The net assets acquired included net unrealized appreciation of $2,184,227 and unused capital loss carryforward of $3,197,163 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.

OPPENHEIMER SELECT MANAGERS MERCURY ADVISORS FOCUS GROWTH FUND

On November 6, 2003, the Fund acquired all of the net assets of Oppenheimer Select Managers Mercury Advisors Focus Growth Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Select Managers Mercury Advisors Focus Growth Fund shareholders on October 31, 2003. The Fund issued (at an exchange ratio of 0.120563 for Class A, 0.126778 for Class B, 0.124573 for Class C, 0.120102 for Class N and 0.121154 for Class Y of the Fund to one share of Oppenheimer Growth Fund), 45,403; 16,408; 30,697; 4,882 and 12 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $1,180,467, $398,061, $757,311, $126,939 and $316 in
exchange for the net assets, resulting in combined Class A net assets of $1,187,485,864, Class B net assets of $269,157,589, Class C net assets of $86,380,114, Class N net assets of $11,400,709 and Class Y net assets of $67,635,520 on November 6, 2003. The net assets acquired included net unrealized appreciation of $201,568 and unused capital loss carryforward of $1,186,539 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.